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                                                                    EXHIBIT 99.5

                         INVESTMENT ADVISORY AGREEMENT

        AGREEMENT made this 8th day of September, 1980, by and between MERRILL LYNCH CORPORATE BOND FUND, INC., a Maryland corporation (the "Fund"), and FUND ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser");

                             W I T N E S S E T H :

        WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

        WHEREAS, the Fund is comprised of three separate Portfolios, each of which pursues its investment objective through separate investment policies;

        WHEREAS, the Adviser is engaged principally in rendering advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

        WHEREAS, the Fund desires to retain the Adviser to render investment supervisory and corporate administrative services to the Fund in the manner and on the terms hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Adviser hereby agree as follows:
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                                  ARTICLE 1.

                            Duties of the Adviser.
                            ----------------------

        The Fund hereby employs the Adviser to act as the investment adviser to and manager of the Fund and to manage the investment and reinvestment of the assets of each of its Portfolios and to administer its affairs, subject to the supervision of the Board of Directors of the Fund, for the period and on the terms and conditions set forth in, this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

        (a) Investment Advisory Services. In acting as investment adviser to
            ----------------------------
the Fund, the Adviser shall regularly provide the Fund with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of its Portfolios and shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets

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of each Portfolio shall be held in the various securities in which it may invest, subject always to the restrictions of the Fund's Articles of Incorporation and By-Laws, as,amended from time to time, the provisions of the InvestmentCompany Act, and the statements relating to the Fund's, investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus of the Fund under the Securities Act of 1933 (the "Prospectus"). Should the Board of Directors of the Fund at any time, however, make any definite determination as to investment policy and notify the Adviser thereof, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for each Portfolio with brokers or dealers selected by it. In, connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all, times to seek to obtain for the Fund the most favorable net results for the Fund as determined by the Board of Directors and set forth in the Prospectus. Subject to this requirement and the provisions of the Investment Company Act, the

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Securities Exchange Act of 1934, and other applicable, Adviser from the Fund is, provisions of law, nothing shall prohibit the Adviser from selecting brokers or dealers with which it or the Fund is affiliated.

        (b) Administrative Services. In addition to the performance of
            -----------------------
investment advisory services, the Adviser shall perform, or supervise the performance of, administrative services in connection with the management of the Fund and the Portfolios. In this connection, the Adviser agrees to (i) assist in supervising all aspects of the Fund's operations, including the coordination of all matters relating to the functions of the custodian, transfer agent, other shareholder service agents, accountants, attorneys and, or operational functions Fund, at the Adviser's compelete to perform such, other parties performing services or operational functions for the Fund, (ii) provide the Fund, at the Adviser's expense, with services of persons complete it to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Fund, including duties in connection with shareholder relations, reports, redemption requests and account adjustments and the maintenance of certain books and records of the Fund, (iii) provide the Fund, at the Adviser's expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement and (iv)

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supervise and administer the operation of the Exchange Privilege referred to in the Prospectus. The Fund acknowledges that the Adviser intends to arrange for the provision of services and the performance of functions referred to in, this subsection (b) by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Administrator") pursuant to an Administration Agreement between the Adviser and the Administrator.

                                  ARTICLE 2.

                      Allocation of Charges and Expenses.
                      ----------------------------------

        (a) The Adviser. The Adviser assumes and shall pay for maintaining the
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staff and personnel, and shall at its own expense provide the equipment, office space and facilities, necessary to perform its obligations under this, Agreement, and shall pay all compensation of officers of the Fund and the fees of all directors of the Fund who are affiliated persons of Merrill Lynch & Co., Inc. or its, subsidiaries.

        (b) The Fund. The Fund assumes and shall, pay all, expenses of the Fund,
            --------
including, without limitation: organization costs, insurance, taxes, expenses for legal and auditing services, costs of printing proxies, stock certi- ,prospectuses (except, ficates, shareholder reports and prospectuses (except to the extent paid by the Distributor), charges of the Custodian and Transfer Agent, expenses of redemption of

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

shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal and state securities laws, fees and expenses of directors who are not affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries, accounting and pricing costs (including the daily calculation of net asset value), interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

                                  ARTICLE 3.

                         Compensation of the Adviser.
                         ---------------------------

        (a) Investment Advisory Fee. For the services rendered, the facilities
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furnished and expenses assumed by the Adviser, the Fund shall pay to the Adviser at the end of each calendar month a fee based upon the average daily value of the aggregate net assets of the Portfolios, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Prospectus. During any period when the determination of net asset value is suspended by the Board of Directors of the Fund, the net asset value of a share as of the last business,day prior to such suspension shall for this purpose bedeemed to be the net asset value at the close of each succeeding business day until it is again determined.

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         The fee with respect to each Portfolio shall be at the rates set forth below. These rates are subject to reduction to the extent that the aggregate of the average, daily net assets of the three combined Portfolios exceeds $250 million, $500 million or $750 million, as the case may be. The reductions shall be applicable to each Portfolio regardless of size on a "uniform percentage" basis. Determination of the portion of the net assets of that Portfolio to which a reduced rate is applicable is made by multiplying the net assets of that Portfolio by the uniform percentage," which is derived by dividing the amount by which the combined assets of all Portfolios exceed the minimum amount to which such rate applies by such combined assets.

                                                    Rate of Advisory Fee
Aggregate of                               ------------------------------------
average daily net                          High        High        Intermediate
assets of the three                        Quality     Income      Term
combined Portfolios                        Portfolio   Portfolio   Portfolio
                                           ---------   ---------   ------------
Not exceeding $250 million..............     0.50%       0.55%         0.50%

In excess of $250 million but
  not more than $500 million............     0.45        0.50          0.45

In excess of $500 million but
  not more than $750 million............     0.40        0.45          0.40

In excess of $750 million...............     0.35        0.40          0.35

        (b) Expense Limitations. In the event the operating, expenses of any
            -------------------
Portfolio, including the investment advisory fee applicable to such Portfolio payable to the Ad-

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viser pursuant to subsection (a) hereof , for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to that Portfolio, imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its investment advisory fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse such Portfolio in the amount of such excess; provided however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnnification related thereto) paid or payable by the Fund and allocated to such Portfolio. Whenever the expenses of any Portfolio exceed a pro rata portion of the applicable annual, expense limitations, the estimated amounts of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the advisory fee due to the Adviser.

                                  ARTICLE 4.

                    Limitation of Liability of the Adviser.
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        The Adviser shall not be liable for any error ofjudgement or mistake of law or for any loss suffered by

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the Fund in connection with any investment policy or the purchase, sale or redemption of any securities on the recommendation of the Adviser. Nothing herein contained shall be construed to protect the Adviser against any liability to the Fund or its security holders to which the Adviser shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of the Adviser's obligations and duties under this Agreement or the violation of any applicable law.

                                  ARTICLE 5.

                          Activities of the Adviser.
                          --------------------------

        The services of the Adviser under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Adviser, as directors, officers, employees or shareholders or otherwise and that directors, officers, employees or shareholders of the, similarly interested in the Fund,, Adviser are or may become similarly interested in the Fund, and that the Adviser is or may become interested in the Fund as shareholder or otherwise.

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                                  ARTICLE 6.

                  Duration and Termination of this Agreement.
                  ------------------------------------------

        This Agreement shall become effective as of the date first above written and shall remain in force until March 15, 1981 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding shares of the Fund, including a majority of the outstanding shares of each Portfolio, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

        This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding shares of the Fund, or by the Adviser, on sixty days written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                  ARTICLE 7.

                                 Definitions.
                                 -----------

        The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act. As used with respect to the Fund or any of its Portfolios,

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the term "majority of the outstanding shares" means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.

                                  ARTICLE 8.

                         Amendments of this Agreement.
                         ----------------------------

        This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of,Fund, or by the vote of a majority of, Directors of the Fund, or by the vote of a majority of outstanding shares of the Fund, including a majority of the, of each Portfolio, and (ii) a majority, outstanding shares of each Portfolio, and (ii) a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE 9.

                                Governing Law.
                                -------------

        The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the

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provisions herein, conflict with the applicable provisions of the Investment
Company Act, the latter shall control.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.


                                        MERRILL LYNCH CORPORATE
                                          BOND FUND, INC.


                                        By
                                           -----------------------------
Attest:                                              President




------------------------------
                     Secretary



                                        FUND ASSET MANAGEMENT, INC.



                                        By
                                           -----------------------------
Attest:                                            Vice President




------------------------------
                     Secretary

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